Exhibit 99.1

   Cherokee International Reports Fourth Quarter and Year End 2006
                          Financial Results

    TUSTIN, Calif.--(BUSINESS WIRE)--May 24, 2007--Cherokee
International Corporation (NASDAQ:CHRK), a leading designer and manufacturer of power supplies, today announced its financial results for the fourth quarter and year ended December 31, 2006.

    Net sales for the fourth quarter of 2006 were $37.6 million, up 15% compared to $32.7 million for the fourth quarter of 2005.
Sequentially, net sales for the fourth quarter 2006 were up $4.5 million or 14% when compared to $33.1 million for the third quarter of 2006.

    Net income for the fourth quarter of 2006 was $0.3 million, or $0.01 per diluted share, compared to net income of $0.1 million, or $0.00 per diluted share for the fourth quarter a year ago, and was up $1.7 million sequentially from a $1.4 million net loss or $0.07 per diluted share in the third quarter of 2006.

    Gross profit for the fourth quarter was $7.6 million, up 21% compared to $6.3 million for the same period in 2005, and up 19% sequentially from the third quarter of 2006. Our gross margin of 20.1% for the fourth quarter 2006 was up from the 19.2% realized in the fourth quarter of 2005 and also up sequentially from the 19.3% realized in the third quarter of 2006.

    Operating expenses were $7.1 million for the fourth quarter 2006 compared to $6.0 million for the fourth quarter of 2005, and $7.3 million for the third quarter of 2006. As a percentage of sales, operating expenses were 18.8% compared to 18.2% in the same quarter of 2005 and 22.2% sequentially to the third quarter of 2006.

    "Our increase in net sales for the quarter was primarily due to a broad based increase in demand for products in our datacom and industrial/medical market segments," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "During the fourth quarter, our North American shipments of $27 million were the highest in the last five years. For the year, we achieved 19% sales growth, opened our new state-of-the-art manufacturing facility in China, and closed our Mexico facility."

    For the year ended December 31, 2006, net sales increased 19% to $145.0 million, compared to $122.1 million for 2005. The increase in net sales for the year was mainly due to a 25% increase in our datacom, a 12% increase in telecom and 18% increase in our industrial/medical markets.

    Net income for the year was $0.1 million, or $0.00 per diluted share, compared to net loss of $3.2 million, or $0.17 per diluted share, for 2005. Gross profit increased by approximately 23% or $5.7 million, to $30.6 million for the year when compared to $24.9 million for the year ended January 1, 2006. Gross margin for the year ended December 31, 2006 increased to 21.1%, up from 20.4% the prior year.

    In the course of closing the 2006 financial year end, the Company determined 2006 and prior periods contained several errors. These errors were subsequently researched thoroughly and as a result of this research were determined to be immaterial. In the analysis performed to correct these errors, SFAS 154 was applied and the "roll-over" method was used. The Company implemented SAB 108 which permits the Company to initially apply its provisions with adjustments to the opening balance sheet as of January 2, 2006, with an offsetting adjustment to retained earnings. As of December 31, 2006 and in accordance with U.S. GAAP, the Company adopted SAB 108 and applied its provisions using the cumulative effect transition method in connection with the preparation of its annual financial statements for the year ended December 31, 2006.

    Conference Call Information

    The senior management of Cherokee will hold a conference call on Thursday, May 24, 2007 at 12:00 p.m. Eastern (9:00 a.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.

    Investors who prefer to dial into the conference may call
888-802-2225 or 913-312-1268 for International callers. The passcode for both is 1388458. Please call in 10 minutes before the start of the call.

    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-203-1112, and 719-457-0820 for International callers. Passcode for the telephone replay is 1388458. The telephone replay will be available through May 31, 2007.

    About Cherokee International

    Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at +1 714 544 6665. European operations are at Boulevard de l'Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Sengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) the potential delisting of the Company's common stock and the timing of the filing of the Form 10-Q for the quarter ended April 1, 2007, (2) changes in general economic and business conditions, domestically and internationally, (3) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (4) changes in the Company's sales mix to lower margin products, (5) increased competition in the Company's industry, (6) disruptions of the Company's established supply channels, (7) the Company's level of debt and restrictions imposed by its debt agreements, and (8) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.



                  CHEROKEE INTERNATIONAL CORPORATION
           Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)


                                Three Months Ended Twelve Months Ended
                                ------------------ -------------------
                                 Dec 31,   Jan 1,   Dec 31,   Jan 1,
                                  2006     2006      2006      2006
                                --------- -------- --------- ---------

Net sales                       $ 37,566  $32,659  $145,028  $122,079
Cost of sales                     30,003   26,380   114,439    97,181
                                --------- -------- --------- ---------
   Gross profit                    7,563    6,279    30,589    24,898
                                --------- -------- --------- ---------
Operating Expenses:
   Engineering and development     2,617    2,159     9,504     8,981
   Selling and marketing           2,145    1,647     6,887     7,280
   General and administrative      3,610    2,560    12,483    11,296
   Gain from insurance proceeds        -     (408)        -    (2,898)
   Reduction in pension
    liability - Belgium           (1,718)       -    (1,718)        -
   Restructuring costs               422        -       697         -
   Asset impairment                   (0)       -       285         -
                                --------- -------- --------- ---------
   Total operating expenses        7,076    5,958    28,138    24,659
                                --------- -------- --------- ---------
   Operating income                  487      321     2,451       239

Interest expense                    (688)    (817)   (2,786)   (2,852)
Other income, net                     14      183       335       258
                                --------- -------- --------- ---------
Income (loss) before income
 taxes                              (187)    (313)       (0)   (2,355)
Provision for income taxes          (465)    (391)      (83)      877
                                --------- -------- --------- ---------
Net income (loss)               $    278  $    78  $     83  $ (3,232)
                                ========= ======== ========= =========

Income (loss) per share:
   Basic                        $   0.01  $  0.00  $   0.00  $  (0.17)
   Diluted                      $   0.01  $  0.00  $   0.00  $  (0.17)

Weighted average shares
 outstanding:
   Basic                          19,315   19,260    19,286    19,230
   Diluted                        19,322   19,283    19,298    19,230




                  CHEROKEE INTERNATIONAL CORPORATION
                Condensed Consolidated Balance Sheets
                            (In Thousands)

                                                         As reported
                                                        in 2005 10-K
                                          Dec 31,        January 1,
                                           2006             2006
                                      ---------------- ---------------
ASSETS

Current Assets:
Cash and cash equivalents             $         8,881  $       10,543
Accounts receivable, net                       27,403          24,999
Inventories, net                               29,991          26,851
Prepaid expenses and other current
 assets                                         2,503           1,679
Deferred income taxes                               -              19
                                      ---------------- ---------------
    Total current assets                       68,778          64,091

Property and equipment, net                    19,888          19,268
Deposits and other assets                       1,376           1,296
Deferred financing costs, net                     216             346
Deferred income taxes - long-term
 portion                                          318               -
Goodwill                                        6,317           6,317
                                      ---------------- ---------------
                                      $        96,893  $       91,318
                                      ================ ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                      $        13,944  $       11,658
Accrued liabilities                             4,968           6,028
Accrued compensation and benefits               7,882           5,326
Accrued restructuring costs                       879             424
                                      ---------------- ---------------
    Total current liabilities                  27,673          23,436

Long-term debt                        $        24,485  $       24,485
Long-term debt payable to affiliates           22,145          22,145
                                      ---------------- ---------------
    Total long-term debt                       46,630          46,630

Other long-term obligations           $         6,715  $        4,790

Common stock                          $            19  $           19
Paid-in capital                               184,813         183,871
Accumulated deficit                          (169,373)       (168,898)
Accumulated other comprehensive
 income                                           416           1,470
                                      ---------------- ---------------
                                               15,875          16,462
                                      ---------------- ---------------
    Net stockholders' equity          $        96,893  $       91,318
                                      ================ ===============


    CONTACT: Cherokee International Corporation
             Lin Fox, Chief Financial Officer, 714-508-2043 lin.fox@cherokeepwr.com or
             Ann Jones, Investor Relations, 714-227-0391 info@cherokeepwr.com